May 19, 1994




NBD Bank, N.A.                State Street Bank & Trust Co.
611 Woodward Avenue           2 Heritage Drive
Detroit, MI 48226             North Quincy, MA 02171

Attn: Ernie Peck              Attn: David Saporito

     Re:  Rights Agreement Dated as of April 28, 1986 As Amended

Ladies and Gentlemen:

     Kysor Industrial Corporation hereby appoints State Street Bank and Trust Company as successor Rights Agent effective June 1, 1994, it having been demonstrated to Kysor Industrial Corporation that State Street Bank and Trust Company meets the requirements set forth in Section 21 of the Rights Agreement for eligibility to serve as such successor Rights Agent. Pursuant to Section 21 of the Rights Agreement, NBD Bank, N.A. is requested to deliver and transfer to State Street any property held by it under the Rights Agreement.

     Please acknowledge receipt of this letter and, in the case of State Street, its acceptance of the appointment as Rights Agent under the Rights Agreement, in the space provided below.

                      Very truly yours,

                      KYSOR INDUSTRIAL CORPORATION


                      David W. Crooks, Vice President,
                      General Counsel and Secretary